PROMISSORY NOTE

$360,000.00	DARE COUNTY, NC	November 3, 2023

FOR VALUE RECEIVED, the undersigned maker(s), jointly and severally, promise(s) to pay to the order of VALIANT BUILDER FINANCE LLC “Holder” at its place of business in Smithfield, North Carolina. or at such other places as the holder hereof may from time to time designate in writing, the sum of Three Hundred Sixty Thousand And Xx / 100 Dollars ($360,000.00), together with interest accrued from the date hereof on the unpaid principal balance at the Applicable Interest Rate (“Base Rate”) per annum specified below, until paid in full.

The Applicable Interest Rate (“Base Rate”) shall be equal to 1.50% per annum (“Increment”) above Wall Street Journal Prime Rate (“Index Rate”), as adjusted from time to time. Base Rate will not decrease below a fixed minimum rate of8.50% (‘‘Floor”). Interest shall be computed on a 360-day year and calculated using the actual number of days elapsed. The Base Rate may fluctuate from time to time during the term of this note due to changes in the Index Rate. Increases or decreases in the Base Rate due to changes in the Index Rate shall become effective for purposes of this note on the calendar day such change in the Index Rate takes place.

The interest provided for herein shall be payable monthly, or as otherwise agreed to by the holder hereof, beginning the 10th day of the next calendar month from the date of this note, and consecutively on the 10th calendar day of each such month thereafter until this note is paid m full.

The principal provided for herein shall be payable On Demand or Due and Payable on the date 9 Months from the date of this promissory note (the “maturity”), provided demand is not sooner made.

This note is given to evidence present and future obligations of the maker(s):
The total amount of the present obligations evidenced is:	$71,000.00
The total amount of the future obligations evidenced is:	$289.000.00
Total :	$360,000.00

In addition to the deed of trust hereinafter described, this obligation may be secured by and be subject to the terms, conditions and covenants of a Loan Agreement of even date; said Loan Agreement. if any, being incorporated herein by reference and made a part of this instrument.

Future advances evidenced by this note may be advanced at any time before maturity or any extension thereof, but in no event shall such maturity date be extended to a date which is more than three (3) years from the date of this note. All such advance shall be secured by the deed of trust which secures this note.

The undersigned hereby agrees that in case of nonpayment of any installment of principal or of interest thereon, when due as above provided, or of default in the performance of any of the agreements or conditions of the deed of trust or Loan Agreement herein mentioned, if any, then the whole of said principal sum remaining unpaid, together with interest thereon, shall. at the option of the payee or the legal holder hereof, become due and payable immediately. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. Notice of the exercise of such option, presentment for payment, notice of dishonor, notice of acceleration of maturity, protest and notice of protest are hereby waived and all parties to this note, including the makers and any sureties, endorsers, or guarantors, agree to continue to remain bound for the payment of principal. interest, and all other sums due under this note and under any instrument securing this note, notwithstanding any change or changes by way of release, surrender, exchange, modification, or substitution of any security for this note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them. All overdue principal and interest shall bear interest at the rate of fifteen percent (15%) per annum not to exceed the maximum rate allowable by law from and after the same shall be due.

This note is secured by a deed of trust of even date herewith given to MICHAEL BEAM, Trustee, on premises situated in DARE

County. NC and fully described in said deed of trust, the agreements and conditions of which are by reference made a part of this instrument.

The maker(s) may make prepayments of interest or principal in whole or in part at any time without penalty. Partial prepayments shall be applied first to payment of accrued interest then due on the unpaid principal balance, with the remainder applied to unpaid principal.

The granting to the maker(s) of this note, or any other party, of any extension or extensions of time for the payment of ,my sum or sums due hereunder or under the accompanying deed of trust or for the performance of any term, covenant or condition thereof or of the loan agreement herein mentioned, if any, or the taking or release of other or additional security, shall not in any way release or affect the liability of the maker(s}, endorser(s} or guarantor(s) of this note.

Whether or not suit is brought by the Holder of this promissory note to acquire possession of any collateral or to enforce collection of any unpaid balance(s) hereunder, the Maker(s) expressly stipulate and agree to pay all legal expenses and reasonable attorneys’ fees actually incurred by the Holder. Maker(s) further stipulate and agree that, if suit is instituted, fifteen percent (15.0%) of the outstanding balance due hereunder and remaining unpaid at the time suit is instituted by Holder shall be deemed to be the ‘‘reasonable attorneys’ fees.” All rights and remedies of the holder provided in this note shall be cumulative and may be pursued singly, successively, or simultaneously against any property, funds, or other security held by the holder or pledged to the repayment of this note under any other instrument, in the sole discretion of the holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or of the right to exercise any of them at another time. This note shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

From and after judgement the principal judgment amount shall bear interest at the contract rate not to exceed the maximum rate allowable by law until the judgement is paid and satisfied in full.

IN TESTIMONY WHEREOF, the following Limited Liability

Company (L.L.C.) has causes this instrument to be executed,

under seal, in its name by a manager of said company, this the day and year first above written.